Franklin Credit Management Corporation 10-12G

Exhibit 10.16

DEFERRED PAYMENT AGREEMENT

This Deferred Payment Agreement (the “Agreement”) is made this 22nd day of September, 2010, by and among The Huntington National Bank, a national banking association, in its capacity as Administrative Agent under the Legacy Credit Agreement (as defined below) (“Huntington”), Franklin Credit Management Corporation, a Delaware corporation, or any successor-in-interest thereto (“FCMC”) and Thomas J. Axon (“Axon”).

Recitals

A. This Agreement is entered into pursuant to Paragraph 6 of Annex A to that certain Restructure Agreement, dated September 22nd, 2010, by and among, inter alia, Huntington, Franklin Mortgage Asset Trust 2009-A, Franklin Credit Holding Corporation, FCMC and Thomas J. Axon (the “Restructure Agreement”).

B. Pursuant to Paragraph 3 of Annex A to the Restructure Agreement, the obligations of FCMC and Axon under this Agreement are additional consideration for the release of the pledge and security interests of Huntington in the 70% of the capital stock in FCMC and all distributions made thereunder under the applicable loan documents executed in connection with the Legacy Credit Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is hereby agreed as follows:

1. Definitions.

“Aggregate Value” means the value of FCMC based on the aggregate consideration directly or indirectly paid or payable to FCMC and the Equity Holders (as defined below) in connection with or as a result of a Transaction (as defined below) determined as follows:

(a) In the case of a Transaction involving the acquisition of equity securities, the Aggregate Value shall include the total consideration paid or payable to Equity Holders (or FCMC in the case of a new issuance), plus, in the case of a Transaction involving the acquisition of 50% or more of the fully diluted outstanding equity securities of FCMC, (i) the amount of all indebtedness for borrowed money (including capitalized leases and repayment obligations under letters of credit) of FCMC outstanding immediately prior to the Transaction, plus (ii) the amount by which any defined benefit pension liabilities exceed the value of the corresponding assets of the applicable plan (determined, for a single-employer plan, on a plan termination basis and, for a multiemployer plan, based on withdrawal liability that would be incurred assuming a withdrawal at the time of the sale), plus (iii) the amount of any liabilities under deferred compensation plans in existence immediately prior to the Transaction. If 50% or more of FCMC’s fully diluted outstanding equity securities are acquired pursuant to the Transaction, then the Aggregate Value shall be calculated as if 100% of FCMC’s outstanding equity securities were acquired for the same per share price as those equity securities actually acquired.

(b) In the case of a Transaction involving the acquisition of assets, the Aggregate Value shall include the total consideration paid or payable for the assets acquired. In the case of a Transaction involving the acquisition of a material portion of the assets or business of FCMC, the Aggregate Value shall include the total consideration paid or payable for the assets acquired, plus (w) the amount of all assumed indebtedness for borrowed money (including capitalized leases and repayment obligations under letters of credit), plus (x) the amount by which any assumed defined benefit pension liabilities exceed the value of the corresponding transferred assets of the applicable plan (determined, for a single-employer plan, on a plan termination basis and, for a multiemployer plan, based on withdrawal liability that would be incurred assuming a withdrawal at the time of the sale), plus (y) the sum of (i) the net book value of any current assets less trade payables (determined in accordance with accounting practices consistent with FCMC’s historical practice) retained by FCMC and (ii) the fair market value of any assets other than working capital assets retained FCMC plus (z) the amount of any assumed liabilities under deferred compensation plans.

(c) In any Transaction, the Aggregate Value will include consideration paid or payable to FCMC and its Equity Holders under covenants not to compete and management or consulting arrangements (excluding reasonable salaries or wages payable under bona fide agreements for actual services).

(d) In any Transaction, the Aggregate Value will include the aggregate amount of (i) any dividends or distributions declared after the date hereof, and (ii) payments by FCMC to repurchase any outstanding equity securities after the date hereof.

(e) In any Transaction, the Aggregate Value will include amounts payable pursuant to any earnout, royalty or similar arrangement. To the extent payment of any consideration is contingent, the Deferred Payment shall be paid proportionally such that the Deferred Payment received at closing shall be the same proportion of Aggregate Value paid at close with any fee related to contingent payments being paid at the time the contingency is realized. Amounts payable pursuant to notes or an escrow arrangement however will not be deemed contingent for purposes of calculating the Aggregate Value realized at close.

(f) The Aggregate Value will be deemed to include all forms of consideration, including without limitation, cash and cash equivalents, notes and other evidence of indebtedness, securities and other property. Consideration other than cash and cash equivalents will be valued as follows:

(i) notes and other evidence of indebtedness will be valued at face value;

(ii) common stock and securities convertible into common stock will be valued at fair market value (as determined in good faith by agreement of FCMC and Huntington without regard to minority or liquidity discounts);

(iii) preferred stock will be valued at the greater of liquidation value or redemption price (unless fair market value is otherwise determined in good faith by agreement of FCMC and Huntington); and

(iv) securities and property not referenced above will be valued at fair market value (as determined in good faith by agreement of FCMC and Huntington).

“Deferred Payment” means, with respect to a Transaction (as defined below), an amount equal to (i) ten percent (10%) of (ii) (A) the Aggregate Value of such Transaction, minus (B) $4 million.

“Equity Holder” means any shareholder, as well as any holder of options, warrants, convertible securities, phantom equity and similar rights in FCMC.

“Legacy Credit Agreement” means that certain Amended and Restated Credit Agreement dated March 31, 2009, among Huntington, as Administrative Agent, Huntington, Huntington Finance LLC, M&I Marshall & Ilsley Bank and BOS (USA) Inc., as lenders, and Franklin Credit Asset Corporation, Franklin Asset, LLC and multiple subsidiary borrowers, as Borrowers.

“Restructuring” means the sale, restructuring or spin off, which shall be subject to Huntington’s prior approval, by Franklin Credit Holding Corporation of its ownership interests in FCMC.

“Transaction” means, other than the Restructuring, any transaction or series or combination of related transactions whereby, directly or indirectly, any of the following are undertaken or contemplated: (i) any sale of all or a portion of the assets or the capital stock of FCMC, whether any such sale is effected by FCMC, Axon, its then-current owners if such owners sell 30% or more of the fully diluted outstanding equity securities of FCMC, a third party or any combination of any of the foregoing; (ii) any exchange or tender offer, merger, consolidation or other business combination involving FCMC; (iii) any recapitalization, reorganization, restructuring or any other similar transaction including, without limitation, negotiated repurchases of FCMC’s securities, an issuer tender offer, a dividend or distribution, or a spin-off or split-off involving FCMC; or (iv) any liquidation or winding-down of FCMC, whether by FCMC, its then-current owners, a third party or any combination of any of the foregoing. For purposes of clarification, the term “Transaction” does not include the issuance of shares under FCMC’s equity compensation plans to the extent that those issuances do not exceed 7% of the fully diluted outstanding securities of FCMC, cumulatively, during the term of this Agreement.

2. Deferred Payment Obligation. FCMC will make a Deferred Payment to Huntington if a Transaction is consummated at any time prior to the termination of this Agreement under Section 4. Such Deferred Payment is payable in cash at the time of the closing of the Transaction.

3. Guaranty.

(a) Axon hereby guarantees prompt and full payment of each Deferred Payment to Huntington when due. Axon hereby promises that, if a Deferred Payment is not paid promptly by FCMC when due, Axon will, upon request of Huntington, pay to Huntington the Deferred Payment then due, irrespective of any action or lack of action on Huntington’s part in connection with the enforcement of this Agreement or otherwise. Axon agrees that Huntington will not be required to pursue or exhaust any of his rights or remedies against FCMC or Axon with respect to payment of such Deferred Payment or to take any action of any sort, prior to demanding payment from or pursuing its remedies against Axon.

(b) The obligations of Axon hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment, or termination for any reason (other than the expiration of any obligation to make Deferred Payments or the indefeasible payment in full in cash of the Deferred Payments), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any obligations under any Deferred Payment, by operation of law or otherwise; (ii) any change in the corporate existence, structure, or ownership of any FCMC; (iii) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting FCMC or its assets, or any resulting release or discharge of any obligation of FCMC; (iv) the existence of any claim defense, setoff, counterclaim, recoupment, or termination whatsoever, or any provision of applicable law or regulation purporting to prohibit payment by FCMC, of any Deferred Payment or any portion thereof, or (v) any default, failure, or delay, willful or otherwise, in the payment or performance of any Deferred Payment, or any other circumstance, act, omission, or delay that might in any manner or to any extent vary the risk of Axon or that would otherwise operate as a discharge of Axon as a matter of law or equity (other than the expiration pursuant to the terms of this Agreement of any obligation to make Deferred Payments or the indefeasible payment in full in cash of the Deferred Payments).

(c) Without limiting the generality of the foregoing, Axon irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by Huntington against FCMC, or any other person obligated. Huntington, at its election, may foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Deferred Payments, compromise or adjust any part of the Deferred Payments, make any other accommodation with FCMC or exercise any other right or remedy available to it against FCMC, without affecting or impairing in any way the liability of Axon under this Agreement, except to the extent all obligations to make Deferred Payments hereunder have expired by the terms hereof or all Deferred Payments have been paid in full in cash. To the fullest extent permitted by applicable law, Axon waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Axon against FCMC or any security.

(d) Any agreement, instrument, certificate or other document evidencing the rights or interests of Axon in FCMC will bear a legend substantially as follows:

THE EQUITY INTERESTS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A DEFERRED PAYMENT AGREEMENT BY AND AMONG FCMC, THE HUNTINGTON NATIONAL BANK, AS ADMINISTRATIVE AGENT AND THE OTHER PARTIES NAMED THEREIN, DATED AS OF SEPTEMBER 22, 2010, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF FCMC. THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE EQUITY INTERESTS IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE EQUITY INTERESTS ARE TRANSFERABLE OR OTHERWISE DISPOSABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

4. Termination. This Agreement will expire, and any obligation of FCMC and Axon to make Deferred Payments will cease, on March 20, 2019.

5. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. An executed counterpart signature page delivered by facsimile shall have the same binding effect as an original signature page.

7. Governing Law and Legal Actions. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio, as applied to agreements entered into and to be performed entirely within the State of Ohio, without regard to choice of laws principles. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts located in Columbus, Franklin County, Ohio. Each party consents to the personal jurisdiction of such courts and agrees that process may be served in the manner provided in the Restructure Agreement for giving of notices or otherwise as allowed by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

THE HUNTINGTON NATIONAL BANK

By:	/s/ David L. Abshier

Name:	David L. Abshier
Title:	Authorized Signer

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Thomas J. Axon

Thomas J. Axon, President

/s/ Thomas J. Axon

Thomas J. Axon

Signature Page to Deferred Payment Agreement